Exhibit 99.1

Vishay Intertechnology Announces Proposed Offering of $750 Million of Common Stock

MALVERN, PA – June 29, 2026 - Vishay Intertechnology, Inc. (the “Company,” “Vishay”) (NYSE: VSH) today announced that it has commenced an underwritten public offering of $750.0 million of shares of its common stock. In connection with the proposed offering, Vishay expects to grant the underwriters a 30-day option to purchase up to an additional $112.5 million of shares of its common stock. All of the shares are being offered by Vishay. The proposed offering is subject to market and other conditions, and there can be no assurance as to whether or when the proposed offering may be completed, or as to the actual size or terms of the offering.

Vishay intends to use the net proceeds from the proposed offering to accelerate its growth initiatives and for general corporate purposes, including to reduce current borrowings under its senior secured credit facility. J.P. Morgan is acting as lead book-running manager for the proposed offering.  Needham & Company, Oppenheimer & Co., Raymond James, TD Cowen and Truist Securities are also serving as book-running managers. Fifth Third Securities, MUFG, Santander and UniCredit are serving as co-managers.

The proposed offering is being made pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 29, 2026 and automatically became effective upon filing. A preliminary prospectus supplement and accompanying prospectus relating to the proposed offering have been filed with the SEC and are available for free on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the proposed offering may be obtained, when available from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vishay

Vishay manufactures one of the world’s largest portfolios of discrete semiconductors and passive electronic components that are essential to innovative designs in the automotive, industrial, computing, consumer, telecommunications, military, aerospace, and healthcare markets. Serving customers worldwide, Vishay is The DNA of tech.® Vishay Intertechnology, Inc. is a Fortune 1,000 Company listed on the NYSE (VSH).

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Vishay will offer the common stock or consummate the offering, the anticipated terms of the offering, the anticipated use of the proceeds from the offering, and the risks set forth under the heading “Risk Factors” in Vishay’s Annual Report on Form 10-K for the year ended December 31, 2025, most recent Form 10-Q and other reports filed from time to time with the SEC. Vishay does not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law.

The DNA of tech® is a trademark of Vishay Intertechnology.

Contact::

Vishay Intertechnology, Inc.
Peter Henrici
Executive Vice President, Corporate Development
+1-610-644-1300